Exhibit 99.1

Stratos International Announces a Change in CFO

CHICAGO, Feb. 4 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), a leading provider of optoelectronic, fiber optic, and radio frequency (RF) and microwave components, today announced that David A. Slack, Chief Financial Officer, plans to leave the company.

“Stratos International is grateful to David for his dedication during his tenure with us,” said Andy Harris, Chief Executive Officer of Stratos International. “Having given so much during a period of continuous change, David believes this is an appropriate time to step out of his role as CFO. I respect David’s decision and wish him well. He has made a significant contribution to Stratos during the past five years and we greatly appreciate his efforts.”

Barry Hollingsworth has been selected to assume the Chief Financial Officer position effective on February 7, 2005. Mr. Hollingsworth was previously Vice President of Finance & Administration for Stratos International. Hollingsworth holds a bachelor’s degree from Northern Illinois University and a master’s in business administration from DePaul University. He is a Certified Public Accountant and holds the Chartered Financial Analyst (CFA) designation.

David Slack will continue in a consulting role with the company through June 4th to facilitate the transition of responsibilities to Mr. Hollingsworth.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company’s dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: http://www.stratoslightwave.com.